                                                                                                                        PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
www.peoplesbancorp.com

 NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Edward G. Sloane
April 21, 2009		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES
FIRST QUARTER RESULTS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) today announced first quarter 2009 net income of $4.2 million compared to $5.6 million earned in the first quarter of 2008, as improvements in net interest income were more than offset by an increased provision for loan losses.  Diluted earnings per common share were $0.37 and $0.55 for the three months ended March 31, 2009 and 2008, respectively, which include the impact of preferred dividends on net income available to common shareholders.
“We are pleased with first quarter results considering the extremely challenging market conditions and economic uncertainty,” said Mark F. Bradley, President and Chief Executive Officer.  “Like many financial institutions, first quarter provision for loan losses and charge-offs, although lower than recent quarters, remained at higher than historical levels, due to the continued adverse affects of a recessionary economy on real estate values and some of our commercial borrowers.  We remain diligent in dealing with the credit issues within our loan portfolio and are encouraged by some stability in nonperforming asset levels during the first quarter.”
Bradley continued, “Despite the tough conditions, we made positive progress in several key areas, including increased net interest income, deposit growth and reductions in wholesale borrowings.  We also strengthened the capital positions of both Peoples and Peoples Bank and successfully contained operating costs, with first quarter expense growth mostly isolated to increased FDIC insurance premiums and higher costs associated with under performing loans.  Mortgage banking activity increased significantly, generating additional first quarter non-interest revenue, while other consumer lending showed steady growth.”
On January 30, 2009, Peoples received $39 million of equity capital from the U.S. Treasury’s TARP Capital Purchase Program, through the sale of 39,000 newly-issued non-voting Fixed Rate Cumulative Perpetual Preferred Shares, Series A (the “Series A Preferred Shares”) and a related 10-year warrant to purchase 313,505 common shares.  While first quarter 2009 diluted earnings per common share were impacted by accrued dividends of $341,000 on the Series A Preferred Shares, this capital investment allowed Peoples to improve its already strong regulatory capital ratios and increase tangible equity during the first quarter.  At March 31, 2009, Peoples’ Tier 1 Capital ratio was 14.80% and the Total Capital ratio was 16.08%, which remain well above the minimum ratios of 6% and 10%, respectively, required to be considered “well-capitalized” by banking regulations.  Tangible equity to tangible assets was 8.24% at quarter-end compared to 6.21% at December 31, 2008.
During the first quarter of 2009, retail deposit balances, which exclude brokered deposits, grew $74.4 million, or 23% on an annualized basis, to $1.40 billion at quarter-end.  The largest growth occurred in interest-bearing demand accounts, which increased $27.8 million, due mostly to a build-up of governmental deposit balances from tax revenues.  Money market deposit balances increased 7% as Peoples continues to offer a highly competitive rate to customers.  Also at quarter-end, Peoples’ savings and non-interest bearing balances were up 9% and 6%, respectively, since year-end 2008.  Both of these increases reflect seasonal growth typically experienced during the first quarter of each year.  At March 31, 2009, brokered deposits were down $19.2 million, or 43%, since year-end 2008, and total borrowings decreased $44.2 million, or 10%, due mostly to the elimination of overnight wholesale borrowings, which totaled $44.4 million at December 31, 2008.
“Funds generated from retail deposit growth and the TARP Capital Purchase Program allowed us to reduce short-term wholesale funding levels in the first quarter,” said Edward G. Sloane, Chief Financial Officer.  “We are working to deploy the TARP capital funds into loans that meet prudent underwriting standards.  We also anticipate using deposit growth to reduce wholesale funding levels even further as long-term borrowings mature throughout the year.”

PEOPLES BANCORP INC.
First Quarter 2009 Earnings Release
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In the first quarter of 2009, net interest income was $15.5 million, up 6% from the linked quarter, while net interest margin expanded 8 basis points to 3.52%.  These improvements resulted from a 7% reduction in interest expense and stable interest income.  Interest expense benefited from opportunities to reduce Peoples’ overall cost of funds provided by growth in lower-cost deposits and lower short-term market rates.  First quarter interest income was challenged by lower asset yields from increased refinancing and downward repricing of variable rate assets, although the impact was offset by a higher level of earning assets.  Compared to the prior year, first quarter net interest income was up 9%, largely attributable to higher earning asset levels, while net interest margin was basically unchanged as higher investment yields offset a reduction in loan yields.
“First quarter net interest income and margin exceeded our expectations, due mostly to stronger than anticipated deposit growth and reductions in overall cost of funds,” said Sloane.  “We are also continuing to see benefits from our proactive interest rate risk management and steps taken in 2008 designed to position the balance sheet for an eventual rising interest rate environment.  During the remainder of 2009, our focus will be on maintaining net interest income levels through effective balance sheet management.”
Non-interest income also remained strong in the first quarter of 2009, with increased mortgage banking income offset by lower revenues from other major sources.  As a result, total non-interest income for the three months ended March 31, 2009, was consistent with the same period last year, totaling $8.2 million.  Compared to the fourth quarter of 2008, non-interest income increased 5%, due to the higher mortgage banking income, coupled with recognition of annual performance based insurance revenue of $768,000 received during the first quarter.
At March 31, 2009, Peoples’ allowance for loan losses stood at $24.1 million, or 2.19% of total loans, up from $22.9 million, or 2.08% of total loans, at December 31, 2008, and $16.0 million, or 1.43%, at March 31, 2008.  First quarter 2009 net loan charge-offs totaled $2.9 million, comprised mainly of write-downs on four unrelated commercial loans, previously identified as being impaired during 2008, in response to further credit deterioration of the borrowers and underlying collateral values.  In comparison, net charge-offs were $9.7 million last quarter and $1.2 million a year ago, which included write-downs on impaired loans of $8.2 million and $1.0 million, respectively.  The elevated level of charge-offs in recent quarters, coupled with the continued distressed economic conditions, were key drivers behind the build up of the allowance for loan losses.  These factors also caused Peoples to record a provision for loan losses of $4.1 million for the first quarter of 2009, versus $13.4 million and $1.4 million for the fourth and first quarters of 2008, respectively.
Gross portfolio loan balances were $1.10 billion at March 31, 2009, down $3.1 million compared to year-end 2008.  Increased consumer lending was offset by a reduction in portfolio residential real estate loans as more loans were sold to the secondary market.  Loan balances were also impacted by the first quarter write-downs on impaired loans and slower commercial lending activity.  As a result, nonperforming loans comprised $38.6 million, or 3.50%, of gross loans, down from $41.3 million, or 3.74%, at December 31, 2008.  Compared to a year ago, gross loan balances were down $14.8 million at quarter-end, mainly attributable to charge-offs, while nonperforming loans remained at higher levels as a result of loans placed on nonaccrual status during the latter part of 2008.
“Asset quality showed signs of stabilization in the first quarter, as we continue working through problem loans identified in 2008,” said Sloane.  “In addition, mortgage and consumer loans continue to perform well and delinquencies remain reasonable.  New loan production in the first quarter was slightly higher than a year ago, despite the depressed conditions in the real estate markets and general economy.  Our mortgage banking activity and serviced loan portfolio increased significantly during the first quarter, while consumer lending has remain steady.  We are also using our stronger capital position to provide appropriate relief to struggling mortgage and consumer borrowers.”
 Mortgage banking activity intensified during the first quarter of 2009 as many clients took advantage of lower interest rates and other opportunities offered by the secondary market to refinance existing loans.  This increased activity caused a substantial growth in first quarter mortgage loans being serviced by Peoples and related mortgage banking income, which nearly tripled to $601,000 compared to $204,000 a year ago.  Deposit account service charges were also up 5% compared to the prior year first quarter.  The impact of these increases on total non-interest income was offset by lower trust and investment income, attributable to an overall reduction in market values of investments, and a decline in property and casualty insurance commissions from the effects of a contracting economy on commercial insurance needs, coupled with lower pricing margins within the insurance industry.
In the first quarter of 2009, non-interest expense totaled $14.5 million, up 6% year-over-year and up 7% on a linked quarter basis.  These increases were due mostly to increased FDIC insurance expense and higher loan-related costs, primarily external legal and valuation services.  Contributing to the year-over-year increase was higher first quarter electronic banking expense as a result of Peoples adjusting Visa-related litigation accruals during the first quarter of 2008, which lowered 2008 first quarter non-interest expense.  First quarter salaries and employee benefit costs were down compared to the prior year, reflecting lower corporate incentive plan and stock-based compensation expenses that more than offset increases in employee medical benefit and pension plan costs, which were the main driver of the 7% linked quarter increase in total salaries and employee benefit costs.

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First Quarter 2009 Earnings Release
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 “Overall, we have made positive progress towards achieving our 2009 operating goals by controlling expenses, maintaining a strong, diversified revenue stream and modestly improving asset quality,” summarized Bradley.  “In the first quarter, we fortified our already healthy capital position and expanded lending activities as a result of the TARP capital investment.  Several recent developments, coupled with increasing uncertainty regarding future restrictions, are causing us to consider opportunities to repay the TARP funds sooner than the 3 to 5 years originally planned.  However, any decision to repay the TARP funds will be contingent on asset quality, total capital and liquidity levels that support expanded lending activities during these challenging times and generate long-term shareholder value.”
Peoples Bancorp Inc. is a diversified financial products and services company with $2.1 billion in assets, 49 locations and 38 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank); and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss first quarter 2009 results of operations today at 11:00 a.m., Eastern Daylight Savings Time, with members of Peoples’ executive management participating.  Analysts, media and individual investors are invited to participate in the conference call by calling (800) 860-2442.  A simultaneous Webcast of the conference call audio will be available online via the “Investor Relations” section of Peoples’ website, www.peoplesbancorp.com.  Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software.  A replay of the call will be available on Peoples’ website in the “Investor Relations” section for one year.

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples’ financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.
These forward-looking statements reflect management’s current expectations based on all information available and its knowledge of Peoples’ business and operations.  Additionally, Peoples’ financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially.  These factors include, but are not limited to: (1) continued deterioration in the credit quality of Peoples’ loan portfolio could occur due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be less favorable than expected, which may adversely impact the provision for loan losses; (2) competitive pressures among financial institutions or from non-financial institutions, which may increase significantly; (3) changes in the interest rate environment, which may adversely impact interest margins; (4) changes in prepayment speeds, loan originations, and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated; (5) general economic conditions and weakening in the economy, specifically the real estate market, either national or in the states in which Peoples does business, which may be less favorable than expected; (6) political developments, wars or other hostilities, which may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions, which may adversely affect the business of Peoples and its subsidiaries; (8) adverse changes in the conditions and trends in the financial markets, which may adversely affect the fair value of securities within Peoples’ investment portfolio; (9) a delayed or incomplete resolution of regulatory issues that could arise; (10) Peoples’ ability to receive dividends from its subsidiaries; (11) the impact of larger or similar financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples; (12)changes in accounting standards, policies, estimates or procedures, which may impact Peoples’ reported financial condition or results of operations; (13) Peoples’ ability to maintain required capital levels and adequate sources of funding and liquidity; (14) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (15) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; and (16) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples’ reports filed with the Securities and Exchange Commission (“SEC”), including those risk factors included in the disclosures under the heading “ITEM 1A. RISK FACTORS” of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

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First Quarter 2009 Earnings Release
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Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance.  Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.  Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
PER COMMON SHARE:
Earnings per share:
Basic	$ 0.37	$ (0.30)	$ 0.55
Diluted	$ 0.37	$ (0.30)	$ 0.55
Cash dividends declared per share	$ 0.23	$ 0.23	$ 0.22
Book value per share	$ 18.55	$ 18.06	$ 20.15
Tangible book value per share (a)	$ 12.14	$ 11.63	$ 13.58
Closing stock price at end of period	$ 12.98	$ 19.13	$ 24.11

SELECTED RATIOS:
Return on average equity (b)	7.91%	-6.24%	11.00%
Return on average common equity (b)	8.27%	-6.24%	11.00%
Return on average assets (b)	0.84%	-0.63%	1.21%
Efficiency ratio (c)	58.59%	57.26%	58.09%
Net interest margin (b)(d)	3.52%	3.44%	3.51%
Dividend payout ratio (e)	62.30%	-77.43%	40.46%

(a)	Excludes the balance sheet impact of intangible assets acquired through acquisitions.
(b)	Ratios are presented on an annualized basis.
(c)	Non-interest expense (less intangible amortization) as a percentage of fully tax-equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses)
(d)	Information presented on a fully tax-equivalent basis.
(e)	Dividends declared on common shares as a percentage of net income available to common shareholders.

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First Quarter 2009 Earnings Release
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CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
(in $000’s)	2009	2008
Interest income	$ 26,334	$ 27,299
Interest expense	10,807	13,013
Net interest income	15,527	14,286
Provision for loan losses	4,063	1,437
Net interest income after provision for loan losses	11,464	12,849

Net gain on securities transactions	326	293
Net loss on asset disposals	(119)	-

Non-interest income:
Insurance income	2,745	2,967
Deposit account service charges	2,399	2,295
Trust and investment income	1,058	1,246
Electronic banking income	923	918
Mortgage banking income	601	204
Bank owned life insurance	299	424
Other non-interest income	212	180
Total non-interest income	8,237	8,234
Non-interest expense:
Salaries and employee benefits costs	7,524	7,560
Net occupancy and equipment	1,472	1,426
Professional fees	741	610
Electronic banking expense	672	524
Data processing and software	537	541
FDIC insurance	487	34
Franchise taxes	423	416
Amortization of intangible assets	330	415
Marketing	234	370
Other non-interest expense	2,082	1,846
Total non-interest expense	14,502	13,742
Income before income taxes	5,406	7,634
Income tax expense	1,211	1,986
Net income	$ 4,195	$ 5,648
Preferred dividends	341	-
Net income available to common shareholders	$ 3,854	$ 5,648

PER COMMON SHARE DATA:
Earnings per share:
Basic	$ 0.37	$ 0.55
Diluted	$ 0.37	$ 0.55

Cash dividends declared per share	$ 0.23	$ 0.22

Weighted-average shares outstanding:
Basic	10,344,862	10,302,713
Diluted	10,355,280	10,345,180

Actual shares outstanding (end of period)	10,343,974	10,295,414

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First Quarter 2009 Earnings Release
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CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in $000’s)	2009	2008

Assets
Cash and cash equivalents:
Cash and due from banks	$ 41,711	$ 34,389
Interest-bearing deposits in other banks	55,632	1,209
Total cash and cash equivalents	97,343	35,598

Available-for-sale investment securities, at fair value (amortized cost of $689,337
at March 31, 2009 and $696,855 at December 31, 2008)	681,816	684,757
Other investment securities, at cost	23,996	23,996
Total investment securities	705,812	708,753

Loans, net of deferred fees and costs	1,100,910	1,104,032
Allowance for loan losses	(24,076)	(22,931)
Net loans	1,076,834	1,081,101

Loans held for sale	1,486	791
Bank premises and equipment, net of accumulated depreciation	24,742	25,111
Bank owned life insurance	52,172	51,873
Goodwill	62,520	62,520
Other intangible assets	3,752	3,886
Other assets	31,283	32,705
Total assets	$ 2,055,944	$ 2,002,338

Liabilities
Deposits:
Non-interest-bearing deposits	$ 190,754	$ 180,040
Interest-bearing deposits	1,230,837	1,186,328
Total deposits	1,421,591	1,366,368

Short-term borrowings	50,027	98,852
Long-term borrowings	312,932	308,297
Junior subordinated notes held by subsidiary trust	22,504	22,495
Accrued expenses and other liabilities	18,583	19,700
Total liabilities	1,825,637	1,815,712

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, 39,000 shares issued
at March 31, 2009, and 0 shares issued at December 31, 2008)	38,470	-
Common stock, no par value (24,000,000 shares authorized, 10,989,887 shares
issued at March 31, 2009, and 10,975,364 shares issued at December 31, 2008),	165,540	164,716
including shares in treasury
Retained earnings	51,965	50,512
Accumulated comprehensive loss, net of deferred income taxes	(9,292)	(12,288)
Treasury stock, at cost (645,913 shares at March 31, 2009, and
641,480 shares at December 31, 2008)	(16,376)	(16,314)
Total stockholders' equity	230,307	186,626
Total liabilities and stockholders' equity	$ 2,055,944	$ 2,002,338

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First Quarter 2009 Earnings Release
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SELECTED FINANCIAL INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, end of period)	2009	2008	2008	2008	2008

Loan Portfolio
Commercial, mortgage	$ 498,395	$ 478,298	$ 490,978	$ 499,043	$ 498,426
Commercial, other	174,660	178,834	181,783	186,346	180,523
Real estate, construction	62,887	77,917	70,899	53,170	72,326
Real estate, mortgage	224,843	231,778	234,823	234,870	237,366
Home equity lines of credit	47,454	47,635	46,909	44,595	43,101
Consumer	90,741	87,902	85,983	83,605	81,108
Deposit account overdrafts	1,930	1,668	2,235	3,223	2,879
Total loans	1,100,910	1,104,032	1,113,610	1,104,852	1,115,729

Deposit Balances
Interest-bearing deposits:
Retail certificates of deposit	$ 637,125	$ 626,195	$ 563,124	$ 557,406	$ 549,439
Interest-bearing demand accounts	214,922	187,100	199,534	202,063	211,708
Money market deposit accounts	227,840	213,498	175,120	172,048	156,206
Savings accounts	125,985	115,419	118,634	116,485	114,433
Total retail interest-bearing deposits	1,205,872	1,142,212	1,056,412	1,048,002	1,031,786
Brokered certificates of deposits	24,965	44,116	9,971	39,781	39,756
Total interest-bearing deposits	1,230,837	1,186,328	1,066,383	1,087,783	1,071,542
Non-interest-bearing deposits	190,754	180,040	184,474	193,265	177,449
Total deposits	1,421,591	1,366,368	1,250,857	1,281,048	1,248,991

Asset Quality
Nonperforming assets:
Loans 90+ days past due and accruing	$ 41	$ –	$ 1,852	$ 290	$ 438
Nonaccrual loans	38,535	41,320	33,896	20,910	17,061
Total nonperforming loans	38,576	41,320	35,748	21,200	17,499
Other real estate owned	265	525	260	411	343
Total nonperforming assets	$ 38,841	$ 41,845	$ 36,008	$ 21,611	$ 17,842

Allowance for loan losses as a percent of
nonperforming loans	62.4%	55.5%	53.6%	71.8%	91.2%
Nonperforming loans as a percent of total loans	3.50%	3.74%	3.21%	1.92%	1.57%
Nonperforming assets as a percent of total assets	1.89%	2.09%	1.88%	1.13%	0.94%
Nonperforming assets as a percent of total loans and
other real estate owned	3.53%	3.79%	3.23%	1.96%	1.60%
Allowance for loan losses as a percent of total loans	2.19%	2.08%	1.72%	1.38%	1.43%

Capital Information(a)
Tier 1 risk-based capital	14.80%	11.88%	12.32%	12.10%	12.12%
Total risk-based capital ratio (Tier 1 and Tier 2)	16.08%	13.19%	13.65%	13.33%	13.43%
Leverage ratio	9.97%	8.18%	8.66%	8.72%	8.81%
Tier 1 capital	$ 197,258	$ 156,254	$ 160,558	$ 159,242	$ 158,919
Total capital (Tier 1 and Tier 2)	$ 214,389	$ 173,470	$ 177,869	$ 175,397	$ 176,083
Total risk-weighted assets	$ 1,333,060	$ 1,315,657	$ 1,303,205	$ 1,316,021	$ 1,310,895
Tangible equity to tangible assets (b)	8.24%	6.21%	7.03%	7.30%	7.67%
Tangible common equity to tangible assets (b)	6.31%	6.21%	7.03%	7.30%	7.67%

                                  (a) March 31, 2009 data based on preliminary analysis and subject to revision.
                                  (b) Excludes balance sheet impact of intangible assets acquired through acquisitions on both total stockholders’ equity and total assets.

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First Quarter 2009 Earnings Release
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PROVISION FOR LOAN LOSSES INFORMATION
	Three Months Ended
	March 31,	December 31,	March 31,
(in $000’s)	2009	2008	2008
Provision for Loan Losses
Provision for checking account overdrafts	$ 63	$ 507	$ 37
Provision for other loan losses	4,000	12,935	1,400
Total provision for loan losses	$ 4,063	$ 13,442	$ 1,437

Net Charge-Offs
Gross charge-offs	$ 3,298	$ 10,101	$ 1,638
Recoveries	380	433	436
Net charge-offs	$ 2,918	$ 9,668	$ 1,202

Net Charge-Offs by Type
Commercial	$ 2,468	$ 8,835	$ 862
Real estate	186	220	160
Overdrafts	162	389	87
Consumer	102	224	93
Total net charge-offs	$ 2,918	$ 9,668	$ 1,202

Net charge-offs as a percent of loans (annualized)	1.07%	3.45%	0.43%

SUPPLEMENTAL INFORMATION

	March 31,	December 31,	September 30,	June 30,	March 31,
(in $000’s, end of period)	2009	2008	2008	2008	2008

Trust assets under management	$ 664,784	$ 685,705	$ 734,483	$ 770,714	$ 775,834
Brokerage assets under management	$ 169,268	$ 184,301	$ 207,284	$ 216,930	$ 221,340
Mortgage loans serviced for others	$ 199,613	$ 181,440	$ 180,441	$ 182,299	$ 178,763
Employees (full-time equivalent)	547	546	545	554	556
Announced treasury share plans: (a)
Total shares authorized for plan	–	500,000	500,000	500,000	500,000
Shares purchased	–	–	–	–	13,600
Average price	$ –	$ –	$ –	$ –	$ 21.59

                                                        (a) 2008 data reflects shares purchased under the repurchase plan announced on November 9, 2007, authorizing the repurchase of up to 500,000 common shares, upon the completion of the 2007 Stock Repurchase Program, which expired
                                                        December 31, 2008.

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First Quarter 2009 Earnings Release
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CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST INCOME

	Three Months Ended
	March 31, 2009			December 31, 2008			March 31, 2008
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$ 25,678	$ 16	0.25%	$ 1,455	$ 4	0.96%	$ 4,017	$ 32	3.11%
Investment securities (a)(b)	711,475	10,011	5.63%	660,467	9,213	5.58%	581,638	7,810	5.37%
Gross loans (a)	1,107,295	16,731	6.12%	1,116,024	17,487	6.25%	1,113,023	19,879	7.17%
Allowance for loan losses	(23,980)			(20,650)			(16,240)
Total earning assets	1,820,468	26,758	5.92%	1,757,296	26,704	6.06%	1,682,438	27,721	6.61%

Intangible assets	66,261			66,589			67,831
Other assets	136,756			131,286			128,307
Total assets	2,023,485			1,955,171			1,878,576

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	118,552	124	0.42%	116,807	167	0.57%	108,525	122	0.45%
Interest-bearing demand accounts	195,707	735	1.52%	194,767	806	1.65%	197,998	982	1.99%
Money market deposit accounts	222,649	649	1.18%	177,795	755	1.69%	152,202	1,058	2.80%
Brokered certificates of deposits	27,298	274	4.07%	39,947	347	3.46%	53,334	695	5.24%
Retail certificates of deposit	633,500	5,202	3.33%	610,009	5,531	3.61%	523,929	5,608	4.31%
Total interest-bearing deposits	1,197,706	6,984	2.36%	1,139,325	7,606	2.66%	1,035,988	8,465	3.29%

Short-term borrowings	69,297	169	0.98%	100,266	377	1.47%	188,615	1,539	3.24%
Long-term borrowings	334,896	3,654	4.39%	320,880	3,617	4.41%	257,598	3,009	4.65%
Total borrowed funds	404,193	3,823	3.80%	421,146	3,994	3.73%	446,213	4,548	4.05%
Total interest-bearing liabilities	1,601,899	10,807	2.73%	1,560,471	11,600	2.95%	1,482,201	13,013	3.52%

Non-interest-bearing deposits	189,121			183,993			172,994
Other liabilities	17,405			13,387			16,889
Total liabilities	1,808,425			1,757,851			1,672,084

Preferred equity	26,068			-			-
Common equity	188,992			197,320			206,492
Stockholders’ equity	215,060			197,320			206,492
Total liabilities and equity	$ 2,023,485			$ 1,955,171			$ 1,878,576

Net interest income/spread (a)		$ 15,951	3.19%		$ 15,104	3.11%		$ 14,708	3.09%
Net interest margin (a)			3.52%			3.44%			3.51%

(a) Information presented on a fully tax-equivalent basis.
(b) Average balances are based on carrying value.

END OF RELEASE